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                                                                     Exhibit 4.1

From:             Marshall Services Limited

To:               Gentia Software plc
                  Tuition House
                  St. George's Road
                  Wimbledon
                  London SW19 4EU

                                                              22nd November 1999

Dear Sirs:

1.       AMOUNT

         I am pleased to make available to you a loan in the principal sum of $250,000 on the terms and conditions of this letter. The money shall be paid by Marshall Services Limited (or such other person as we may in our sole discretion nominate) into an account in the name of Gentia Software plc at Barclays Bank Plc account number 20684058, sort code 20-65-63.

2.       REPAYMENT

         You will repay the loan together with interest on it at any time forthwith on demand.

3.       INTEREST

         The principal amount of the loan outstanding from time to time will carry interest at the rate of two per cent (2%) per annum above the base rate of Barclays Bank Plc as varied from time to time accruing daily and payable quarterly in arrears at the end January, April, July and October in each year. However, if you default in the payment or repayment on the due date of any sum from time to time due under this letter or if the provisions of clause 4 are not complied with in full, interest will accrue on a daily basis (payable on demand) on the amount in respect of which default has been made from the date of default until actual payment (both before and after judgment) at the rate of five per cent (5%) per annum above the base rate of Barclays Bank Plc as varied from time to time.

4.       SECURITY

         As security for your obligations to us under this loan you and your subsidiaries shall enter into a composite guarantee and debenture (in a form satisfactory to us) with Marshall Services Limited within 7 days of the date of this letter (the "Security") and provide Marshall Services Limited with a copy of your and your subsidiaries board minutes approving your entry into the Security (all in a form satisfactory to us).
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5.       CONVERSION FROM DEBT TO EQUITY

         On demand by us for the repayment of the loan you will forthwith agree the terms upon which the loan can at our election be converted into American Depository Shares ("ADS") of the Company with such ADSs being
         (1) evidenced by American Depository Receipts, (2) registered under the United States Securities Act of 1993 (as amended) and (3) listed on the NASDAQ National Market. Each ADS shall represent one ordinary share, par value 15p of the Company and for these purposes the deemed market value of each share shall be $2.25.

6.       SET OFF

         You will make all payments under or in respect of this facility for value on the due date in US dollars to Marshall Services Limited at the account numbered 20582948 with Barclays Bank of 50 Pall Mall, London SW1 1QB sort code 20-65-63 or such other account as we may in our sole discretion nominate and from time to time instruct you in writing. If any payment becomes due on a day which is not a day on which banks are generally open for business in London, the due date of such payment will be extended to the next business day. You will make all payments under or in respect of this facility without set-off or counterclaim and free and clear of any withholding or deduction for or on account of tax, save as may be required by law.

7.       MANDATORY PREPAYMENT

         Notwithstanding the above provisions of this letter, the loan and all interest on it will become due and payable or repayable forthwith on demand by us if (1) you fail to pay any sum under this letter within three business days of its due date or you are in breach of any other provision of this letter or the Security when it is in place; or (2) an administration order is made in relation to you or a receiver or manager or administrative receiver is appointed of you or any of your assets or you enter into liquidation; or (3) any distress or execution is levied on or affects any material part of your property or assets; or (4) you are insolvent or unable to pay your debts; (5) you cease to carry on business; or (6) if any of the above events at (2) - (5) occur to any of your subsidiaries which have entered into the Security or (7) if any event analogous to those set out at (2) - (5) above occurs to you or any of your subsidiaries which have entered into the Security, occurs in any other jurisdiction to which you or such subsidiaries are subject.

8.       COST AND EXPENSES

         You will pay, on demand all reasonable costs and expenses (and VAT) which we may from time to time incur in connection with the enforcement of my rights under this letter and/or the loan.
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9.       NOTICES

         Any demand or notice in respect of this letter and/or the loan will be in writing and (without prejudice to any other effective means of serving it) may be served on you personally or by post and either by delivering it to any of your officers at any place or by despatching it addressed to you at your registered or principal office for the time being. Any such demand or notice delivered personally shall be deemed to have been received immediately upon delivery. Any such demand or notice sent by post shall be sent by a guaranteed next day delivery service and shall be deemed to have been received at the opening of business on the second working day following the day on which it was posted, even if returned undelivered.

10.      PURPOSE

         The loan is primarily for working capital purposes.

11.      TIME OF THE ESSENCE

         Time shall be of the essence in respect of your obligations under or in respect of this facility but no failure by us to exercise or delay in exercising any right or remedy under or in respect of this facility shall operate as a waiver of it, nor shall any single partial or defective exercise by us or any such right or remedy preclude any other or further exercise of that or any other right or remedy.

12.      GOVERNING LAW AND JURISDICTION

         This letter shall be governed by and construed in accordance with English law and all disputes in connection with this letter and loan shall be subject to the non-exclusive jurisdiction of the courts of England.

13.      ACCEPTANCE

         To accept the terms and conditions of this letter, please sign and return the enclosed copy failing which this letter will lapse and the loan will not be available to you.

Yours faithfully

/s/ Anthony Fox

Marshall Services Limited

Agreed and Accepted

/s/ Nicholas Bray

Date

For and on behalf of
GENTIA SOFTWARE PLC
Director
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                               GENTIA SOFTWARE PLC

Minutes of a Meeting of the Board of Directors held by teleconference on Monday 22nd November 1999.

PRESENT:          Robin W. I. Lodge         (Chairman)
                  Alan Wallman
                  Steve Fluin
                  Nick Bray
                  Tim Jones

IN ATTENDANCE:

1.       QUORUM

         It was noted that a quorum of the Board of Directors was present, and the Meeting was therefore declared open.

2.       PURPOSE

         The Chairman reported to the Meeting that Marshall Services Limited was proposing to lend $500,000 to the Company pursuant to a loan agreement (the "Loan Agreement").

3.       LOAN AGREEMENTS

3.1      There was produced to the meeting the Loan Agreement.

3.2 The Chairman reported that Marshall Services Limited had offered to lend the Company $500,000 pursuant to the Loan Agreement repayable by the Company together with interest (at a rate of two per cent (2%) above the base rate of Barclays Bank Plc as varied from time to time) at any time forthwith on demand.

3.3 The Chairman highlighted paragraph 4 of the Loan Agreement which requires the Company and its subsidiary companies to enter into a composite guarantee and debenture to be signed within 7 days of the date of the Loan Agreement and paragraph 5 relating to the conversion of the loan from debt to equity. It was noted that the Company on demand for repayment of the loan will forthwith agree the terms upon which the loan can be converted into American Depository Shares ("ADS") of the Company which such ADSs being (1) evidenced by American Depository Receipts, (2) registered under the United States Securities Act of 1993 (as amended) and (3) listed on the NASDAQ National Market. Each ADS shall represent one ordinary share, par value 15p of the Company and for these purposes the deemed market value of each ordinary share shall be $2.25.

3.4 The Board was asked to consider and, if thought fit, approve the entering into the Loan Agreement.
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4.       APPROVAL OF LOAN AGREEMENTS

4.1 After due and careful consideration, the Board was unanimously of the opinion that the execution and delivery by or on behalf of the Company of the Loan Agreement and the exercise by the Company of its rights and the performance by the Company of its obligations thereunder would materially benefit the Company as it would enable the Company to have access to working capital.

4.2 Accordingly, it was resolved that the entering into the Loan Agreement be and are approved and that the signature by any director on the Loan Agreement in the form produced to the meeting be and are authorised.

5.       FILING OF DOCUMENTS

         The Secretary was instructed to completed appropriate entries in the books of the Company and arrange for all necessary forms to be filed at Companies House.

6.       CLOSE

         There being no further business the Meeting concluded.

                                                        /s/ Nicholas Bray
                                                        -----------------
                                                                 Director